Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective as of this 14th day of April 2006 by and between LIPID SCIENCES, INC., a Delaware corporation (the “Company”), and S. LEWIS MEYER, Ph.D., an individual (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Employee in the manner hereinafter specified and to make provision for payment of reasonable compensation to the Employee for such services, and the Employee is willing to be employed by the Company to perform the duties incident to such employment upon the terms and conditions hereinafter set forth; and

WHEREAS, the parties desire to enter into this Agreement as of the Effective Date (as hereinafter defined), setting forth the terms and conditions of the employment relationship of the Employee with the Company during the Term (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             EMPLOYMENT AND DUTIES

(a)           General.  Effective as of the Effective Date, the Company hereby employs the Employee as Chief Executive Officer and President of the Company and the Employee agrees upon the terms and conditions herein set forth to be employed by the Company.  The Employee shall diligently perform all of the duties normally accorded to such position and shall report directly to the Board of Directors of the Company (the “Board”).

(b)           Services.  During the Term, the Employee shall well and faithfully serve the Company, and shall devote substantially all of his business time and attention to the performance of the duties of such employment and the advancement of the best interests of the Company and shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior written approval of the Board.  No such approval shall be required in connection with services the Employee performs with respect to other persons and entities, including, but not limited, to Lexrite Labs and the Ambient Capital Group, provided that the aggregate amount of time spent on these services does not exceed a maximum of eight hours per week and that such services do not contravene the provisions of Section 5 hereof.  The Employee hereby agrees to refrain from engaging in any activity that does, shall or could reasonably be deemed to conflict with the best interests of the Company.

(c)           Location of Employment.  The Employee’s place of employment shall be at the office of the Company located in Pleasanton, California, but the Employee shall travel to the extent and to the places necessary for the performance of his duties to the Company.

2.             TERM OF EMPLOYMENT

The term of the Employee’s employment under this Agreement shall commence on April 14, 2006 (the “Effective Date”) and continue until the second anniversary thereof (the “Term”).

3.             COMPENSATION AND OTHER BENEFITS

Subject to the provisions of this Agreement including without limitation the termination provisions contained in Section 4, the Company shall pay and provide the following compensation and other benefits to the Employee during the Term as compensation for all services rendered hereunder:

(a)           Salary.  The Company shall pay to the Employee a salary (the “Salary”) at a rate of $290,000 per annum, payable to the Employee in accordance with the normal payroll practices of the Company as are in effect from time to time.  The amount of the Salary shall be reviewed annually by the Compensation Committee of the Board and may be increased on the basis of the review.

(b)           Annual Performance Bonus.  The Employee shall be eligible to earn an annual discretionary cash bonus (the “Annual Bonus”) in an amount and subject to such other terms and conditions, including performance objectives, as are determined, by the Board.

(c)           Expenses.  The Company shall pay or reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection with his employment hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time.  No expense payment or reimbursement under this Section 3(d) shall be “grossed up” or increased to take into account any tax liability incurred by the Employee as a result of such payment or reimbursement.

(d)           Retirement, Welfare and Fringe Benefits.  The Employee shall be eligible to participate in the retirement, medical, disability and life insurance plans applicable to senior officers of the Company generally in accordance with the terms of such plans as in effect from time to time.  The foregoing shall not be construed to limit the ability of the Company or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

(e)           Vacation.  The Employee shall be entitled to annual vacation in accordance with the Company’s policies applicable to senior officers of the Company generally as are in effect from time to time.

4.             TERMINATION OF EMPLOYMENT

Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate the Employee’s employment hereunder, and the Employee shall have the right to resign, at any time for any reason or for no stated reason.

(a)           Termination for Cause or Resignation.  (i) If, prior to the expiration of the Term, the Employee’s employment is terminated by the Company for “Cause” (as hereinafter defined) or if the Employee resigns from his employment hereunder, the Employee shall be entitled to payment of (A) his Salary accrued up to and including the date of termination or resignation, and (B) any unreimbursed expenses.  Except to the extent required by the terms of the benefits provided under Section 3(e) or applicable law, the Employee shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

(ii)           Termination for “Cause” shall mean a termination of the Employee’s employment with the Company because of (A) a plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the Employee; (B) the involvement by the Employee as a party to any litigation or regulatory proceeding or in any other circumstance known to the general public that, in the good faith determination of the Board, is reasonably certain to subject the Employee, the Company or its affiliates to disrepute, ridicule, contempt or scandal or that is reasonably certain to reflect unfavorably upon the reputation of the Employee, the Company or its affiliates or the Company’s products or technologies; (C) the willful and continued failure to perform in any material respect the Employee’s duties; (D) an intentional act of fraud, embezzlement, theft or a material and dishonest act against the Company or its affiliates; or (E) a material breach by the Employee of the terms and provisions of the Agreement.

(iii)          Termination of the Employee’s employment for Cause shall be communicated by delivery to the Employee of a written notice from the Company stating that the Employee will be terminated for Cause, specifying the particulars thereof and the effective date of such termination.  In the cases of Sections 4(a)(ii)(B), 4(a)(ii)(C) and 4(a)(ii)(E), the Employee shall have thirty (30) business days from the date of receipt of such notice to effect a cure of the actions constituting Cause, or to effect a cure of the adverse effect such actions.  Upon cure or correction thereof by the Employee to the reasonable satisfaction of the Company, the action shall no longer constitute Cause for purposes of this Agreement.  The date of a resignation by the Employee shall be the date specified in a written notice of resignation from the Employee to the Company.  The Employee shall provide at least 90 days’ advance written notice of his resignation.

(b)           Termination without Cause.

(i)            If, prior to the expiration of the Term, the Company terminates the Employee’s employment for any reason other than Disability or Cause (such termination or resignation being hereinafter referred to as a “Termination without Cause”), the Employee shall be entitled to (A) payment of his Salary accrued up to and including the date of such Termination without Cause, (B) payment of any unreimbursed expenses, and (C) severance, subject to the Employee’s execution and delivery of a release in the form then deemed appropriate by the Company and in exchange for consulting services of the Employee, consisting of (1) continuation of his Salary, at the rate in effect on the date of the Termination without Cause, for the lesser of 12 months commencing on the date next following the date of the Termination without Cause or the remaining term of the this Agreement (the “Severance Period”) and (2) continued participation on the same terms and conditions as are in effect immediately prior to the Termination without Cause in the Company’s health and medical plans provided to the Employee pursuant to Section 3(e) above at the time of such Termination without Cause through the expiration of the Severance Period, or until the Employee becomes eligible to participate in a subsequent employer’s benefit plan, whichever occurs first. Anything herein to the contrary notwithstanding, the Company shall have no obligation to continue to maintain during the Severance Period any plan, program or level of benefits solely as a result of the provisions of this Agreement, but this provision shall apply with respect to any substitute or replacement plan.

(ii)           The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Employee.

(c)           Termination Due to Disability.  In the event of the Employee’s Disability, the Company shall be entitled to terminate his employment.  In the case that the Company terminates the Employee’s employment due to Disability, the Employee shall be entitled to his Salary up to and including the date of termination as well as any unpaid expense reimbursements.  As used in this Section 4(c), the term “Disability” shall mean the Company’s determination that due to physical or mental illness or incapacity, whether total or partial, the Employee is substantially unable to perform his duties hereunder for a period of 90 consecutive days or shorter periods aggregating 90 days during any period of 180 consecutive days.

(d)           Death.  Except as provided in this Section 4(d), no Salary or benefits shall be payable under this Agreement following the date of the Employee’s death.  In the event of the Employee’s death, any Salary earned by the Employee up to the date of death, as well as any unreimbursed expenses, shall be paid to the Employee’s estate or Employee’s named beneficiary within a reasonable period following his death.

5.             PROTECTION OF THE COMPANY’S INTEREST

(a)           Employee Confidential Information and Invention Agreement.  The Employee hereby acknowledges that he has previously executed and delivered to the Company the Company’s Employee Confidential Information and Invention Agreement (the “Confidentiality Agreement”), which is attached hereto as Annex A.  The Employee hereby acknowledges and understands that the provisions of the Confidentiality Agreement are incorporated into this Agreement.

(b)           Protection of Trade Secrets; Non-Solicitation.

(i)            The Employee acknowledges that in the course of his employment with the Company, he has and will in the course of his continued employment with the Company become familiar with the trade secrets of the Company and its affiliates and with other Confidential Information (as defined in the Confidentiality Agreement) concerning the business of the Company and its affiliates and that his services have been and will be of special, and unique and extraordinary value to the Company and its affiliates.  Because of the foregoing and in further consideration of the compensation and other benefits to be provided to the Employee hereunder, the Employee hereby agrees that, during the Term, and at any time thereafter, he shall not, directly or indirectly, use trade secrets (as such term is defined in Section 3426(1)(d) of the

Uniform Trade Secrets Act) of the Company or its affiliates or Confidential Information or otherwise engage in unfair competition against the Company or any of its affiliates.

(ii)           During the Term, and continuing through the first anniversary of the termination date of the Employee’s employment for any reason (the “Restricted Period”), the Employee shall not directly or indirectly through another person or entity induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any such affiliate that is within any geographical area in which the Company or its affiliates engage or plan to engage in such businesses to cease doing business with the Company or such affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such affiliate.

(c)           Extension of Time of Restrictions.  The Restricted Period shall be extended by the length of any period during which the Employee is in breach of the restrictions set forth in Section 5(b).

(d)           Non-Disparagement.  The Employee agrees that at any time during his employment with the Company or at any time thereafter, the Employee shall not make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, any subsidiary or any of their respective officers, directors, employees, products or services.

(e)           Enforcement.  The Employee hereby acknowledges that he has carefully reviewed the provisions of this Agreement and agrees that the provisions are fair and equitable, and that they are necessary and reasonable in order to protect the Company and its affiliates in the conduct of their business.  However, in light of the possibility of differing interpretations of law and change in circumstances, the parties hereto agree that if any one or more of the provisions of this Section 5 (including any provision contained in the Confidentiality Agreement) is determined by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable or enforceable under such circumstances shall be substituted for the stated period, scope or area.

(f)            Remedies.  The Employee acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s confidential and proprietary information, including trade secrets of the Company.  The Employee further acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 (including any provision contained in the Confidentiality Agreement) will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the termination of the Company’s obligations in Section 4(b), may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction without the necessity of showing any actual damages or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish the Employee’s ability to earn a livelihood or create or impose upon the Employee any undue hardship. The Employee also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

6.             GENERAL PROVISIONS

(a)           No Other Severance Benefits.  Except as specifically set forth in this Agreement, the Employee covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under the Company’s regular severance policies, if any, in the event his employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, the Employee unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance arrangements of the Company or any of its subsidiaries or affiliates.

(b)           Tax Withholding.  All amounts paid to Employee hereunder shall be subject to all applicable federal, state and local wage withholding.

(c)           Notices.  Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by facsimile, in any case delivered to the applicable address set forth below:

(i)

To the Company:

Lipid Sciences, Inc.

7068 Koll Center Parkway, Suite 401

Pleasanton, CA 94566-3111

Facsimile No.: (925) 249-4000

Attn: Chairman of the Board of Directors

With a copy to:	Shearman & Sterling
1080 Marsh Road
Menlo Park, CA 94025
Facsimile No.: (650) 838-3699
Attn: James B. Bucher, Esq.

(ii)

To the Employee:

S. Lewis Meyer, Ph.D.

Last known residential address

and fax number on file with the Company

or to such other persons or other addresses as either party may specify to the other in writing.

(d)           Representation by the Employee.  The Employee represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and consummation of the transactions contemplated hereby will not, violate the provisions of any agreement or instrument to which the Employee is a party or any decree, judgment or order to which the Employee is subject, and that this Agreement constitutes a valid and binding obligation of the Employee in accordance with its terms.  Breach of this representation will render all of the Company’s obligations under this Agreement void ab initio.

(e)           Assignment; Assumption of Agreement.  No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Employee in respect of any claim, debt, obligation or similar process.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(f)            Amendment.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)           Severability.  If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(h)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California (determined without regard to the choice of law provisions thereof).

(i)            Entire Agreement.  This Agreement and the Confidentiality Agreement contain the entire agreement of the Employee, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements and negotiations are superceded hereby.

(j)            Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

(k)           Survival.  The provisions of Section 5 (including the provisions of the Confidentiality Agreement) shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

LIPID SCIENCES, INC.

By:	/s/ Sandra Gardiner
	Name:	Sandra Gardiner
	Title:	Chief Financial Officer

EMPLOYEE

By:	/s/ S. Lewis Meyer, Ph.D.
S. LEWIS MEYER, Ph.D.